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                                                                 EXHIBIT 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
        AAR CORP.:

We consent to the incorporation by reference in Registration Statements Nos. 33-19767, 333-71067, 333-44693, 333-38671, 33-26783, 33-38042, 33-43839,
33-58456, 333-56023, 33-57753, 333-15327, 333-22175, 333-26093, 333-00205 and
002-002-95635 on Form S-8 and in Registration Statement No. 333-52853 on Form S-3 of AAR CORP. of our report dated June 23, 1999 relating to the consolidated balance sheets of AAR CORP. and subsidiaries as of May 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended May 31, 1999, which report appears in the May 31, 1999 annual report on Form 10-K of AAR CORP.

                                                     KPMG LLP

Chicago, Illinois
August 17, 1999